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                               THE WMF GROUP, LTD.
                  (dollars in thousands, except per share data)

EXHIBIT 11

             Statement re restated computation of per share earnings


                    THREE MONTHS ENDED             THREE MONTHS ENDED
                      JUNE 30, 1998                   JUNE 30, 1997
             --------------------------------------------------------------
                 NET                PER SHARE    NET             PER SHARE
               INCOME     SHARES     AMOUNT    INCOME   SHARES    AMOUNT
               (LOSS)     ------     ------    ------   ------    ------
               ------
BASIC EPS      ($3,985)      5,250    ($0.76)    $384     4,217      $0.09

Effect of
dilutive
securities:
Options               -          -          -       -         -          -
                   ----       ----       ----    ----      ----       ----
DILUTED EPS    ($3,985)      5,250    ($0.76)    $384     4,217     $ 0.09
               --------      -----    -------    ----     -----     ------

                     SIX MONTHS ENDED               SIX MONTHS ENDED
                      JUNE 30, 1998                  JUNE 30, 1997
              -------------------------------------------------------------
                NET               PER SHARE      NET            PER SHARE
               INCOME     SHARES    AMOUNT     INCOME   SHARES    AMOUNT
               (LOSS)     ------    ------     ------   ------   --------
               ------
BASIC EPS      ($3,704)     5,163    ($0.71)      $451    4,217   $ 0.11

Effect of
dilutive
securities:
Options               -         -          -         -        -        -
                   ----      ----       ----       ---     ----    -----
DILUTED EPS    ($3,704)     5,163    ($0.71)      $451    4,217    $0.11
               --------     -----    -------      ----   ------   ------







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